CONTACT:                       - OR -            INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                          The Equity Group Inc.
Robert K. Lifton                                 Adam Prior       (212) 836-9606
Chairman & CEO                                   Devin Sullivan   (212) 836-9608
(212) 935-8484

                  MEDIS TECHNOLOGIES ADDRESSES BARRON'S ARTICLE

New York, NY - August 2, 2004 - Medis Technologies Ltd. (NASDAQ: MDTL)("Medis") sent the following response written by Robert K. Lifton, Chairman and CEO of Medis, to the Editor of Barron's regarding the article that appeared in Barron's Magazine dated August 2, 2004.

To the Editor of Barron's Magazine:

I am responding to the article about Medis Technologies Ltd. in the August 2nd issue of Barron's Magazine. I call your attention to the fact that this overly long, negative article never challenged the most important facts: that Medis has successfully developed a highly advanced fuel cell technology that has the potential to satisfy a very wide and growing market need, facts which indeed, could not be challenged. So why then publish this article replete with its innuendoes, distortions and misstatements? One has to wonder whether the article's agenda was inspired by the short sellers of 2,444,000 shares, which represents a significant part of Medis' float, who are threatened by Medis' success. Here is my response to the unbalanced statements about Medis' achievements; the misimpression about Medis' accumulated deficit; the wrong implications about sales of Medis shares and the clear effort to disparage me in order to damage Medis.

The article says that what Medis has to show for itself is an accumulated deficit that now amounts to more than $110 million. That's just not true. Medis has much more to show for itself. Medis has developed a broadly patented, fuel cell technology that in view of its high levels of power, its low cost, and safety suggest that it can become an important power source for many portable devices, like cell phones, digital cameras, electronic games and MP3s. Because of the trend to ever increasing capabilities and convergence of products, in order to satisfy the consumer, these devices will require a new source of greater power. Medis has already successfully made and publicly demonstrated fuel cell Power Pack products capable of charging cell phones and digital cameras. The Company has in place a program for bringing those products to high volume production with companies like Kodak and Flextronics, who are involved in this project because they understand the large scale market opportunities that success would bring. It also has a program for distributing those products through highly respected distributors like Kensington and ACCO Brands, with considerable interest on the part of other distributors to offer these products in their particular markets. General Dynamics, Medis exclusive marketer to the military and homeland security markets, also understands the implications for a power source like Medis' fuel cells. PDA's, radios, and a host of other military products carried by the soldier can surely benefit from a long lasting, low cost power source like Medis' fuel cells.
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Medis Technologies Ltd.                                                 Page 2
August 2, 2004


Although the Barron's writer concedes that the patented fuel used certainly isn't flammable like methanol, she suggests that borohydride used in the fuel is caustic. What she should have noted is that borohydride makes up less than 20 percent of the fuel's compounds and that the level of causticity is no more than that found in many every day household products.

But Medis has much more. For example, although your writer lists a series of products which Medis has been engaged in developing, she specifically fails to mention that for many of its years in business and involving a significant proportion of its cash expenditures until now, Medis focus was on developing the CellScan. After all these efforts, we can proudly say that the CellScan is a completed product which offers a unique, low cost, rapid in vitro test of the effectiveness of particular forms of chemotherapy in destroying an individual's cancer cells so that the patient and his/her doctor will have such information. We believe that this test with the CellScan has significant business value to Medis. Other products that your writer mentions are fully patented products still in development and holding out the prospects stated for them. The publicly stated Medis business model is to work on developing a number of products having significant market potential with the expectation that some ultimately will be triaged in favor of others. It is a misimpression that Medis has spent $110 million dollars in this developmental process. A large part of the accumulated deficit is a result of non-cash write-offs of the goodwill accumulated when Medis Technologies acquired part of Medis El, most of whose stock it already owned, as well as other non-cash write-offs. Certainly, none of this has resulted in any debt on Medis' balance sheet and the Company currently has no significant debt.

The writer alleges that what Medis has sold in quantity is stock. What she failed to note that is most important is that most of the stock that Medis sold was bought by Mr. Weingrow and me together with our friends and families, including the Crown family. Other than Medis El's small initial public offering in 1993, neither Medis El nor Medis Technologies ever did an underwritten public share offering. The shares sold at "bargain prices" that she claims allowed the existing stockholders to "beef up their holdings," were offered to all of the Medis shareholders in proportion to their holdings, so that every shareholder had the same non-dilutive opportunity. The fact that those prices are now seen as "bargain prices" means that our shareholders have fared well. To slyly imply that the Crown family has registered shares for sale is disingenuous. The recent registration was for shareholders that had purchased unregistered shares in a private placement. This included the Crown family, which has been very supportive of Medis over the years. Neither the Crown family, nor Mr. Weingrow, nor I, and this is true for many of our original shareholders, have EVER sold a single share over all these years. To the contrary we have been purchasers of shares. Time and again, in the clearest way possible - namely our own investment decisions - we have proved that we believe in the potential of this Company and its products.

Finally, since the article is primarily an unfair ad hominem attack on me, personally, in an obvious effort to cast aspersions on Medis, let me note the following distortions and imbalances. In reviewing a successful business career which has spanned over 48 years, the writer has selectively managed to distort or leave out any successes. The photograph used in the article came from Time Magazine, yet the writer neglected to mention that the occasion for that Time Magazine article was to report the fact that Medis was one of only thirty companies worldwide selected as "Technology Pioneers" by the prestigious World Economic Forum.

Nor is there is a single mention of the philanthropic, educational and political activities that represent large parts of my history, time, efforts and contributions. For example, I served for six years as President of the American Jewish Congress. I was a founder and served as Chairman of the Israel Policy Forum. And I have served and continue to serve as Co-Chair of the International Board of the Middle East Project of the Council on Foreign Relations. For many years I served as Chair of the Public Health Research Institute and now am Chairman Emeritus. I have taught law at Yale Law School and Columbia Law School and in 1964 was awarded the Graham and Dodd Award for the best article in the Financial Analyst's Journal that year. Some of this experience I believe qualifies me to rate the article in
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Medis Technologies Ltd.                                                 Page 3
August 2, 2004


Barron's as one that does not do justice to Barron's readers, Medis shareholders or the public at large. I might add that those who know Mr. Weingrow know that he is not "short" and certainly does not play tennis "nearly every day." Another distortion. Rather he is at work every day starting at 7:00 AM and continues through 6:00 PM on most days.

I apologize for the length of this letter but the allegations in the article require it. I certainly want Medis shareholders and other interested parties, including the short sellers, to know the truth. I believe that this truth will be demonstrated by the eventual success of Medis' fuel cell products in the marketplace and the contributions of its other technologies to the Company and its shareholders.

Yours truly,

Robert K. Lifton
Chairman and CEO

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis' primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis' product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.